Exhibit 99.1

GSC ACQUISITION COMPANY

(Form Of CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS)

I.	Audit Committee Purpose

The Audit Committee of the Board of Directors (the “Audit Committee” or the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities relating to corporate accounting and financial reporting processes and the quality and integrity of the financial statements of GSC Acquisition Company (the “Company”). The Audit Committee’s primary duties and responsibilities are to:

•
Serve as an independent and objective body to monitor the integrity of the Company’s financial statements and financial reporting process and systems of internal controls regarding finance and accounting;

•	Monitor the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures;

•	Evaluate the qualifications, independence and performance of the Company’s independent registered public accounting firm (the “Independent Auditor”);

•	Review and evaluate the activities, organizational structure, qualifications and performance of the Company’s internal audit and finance functions;

•	Provide an avenue of communication among the Independent Auditor, management, the internal auditors, finance and the Board; and

•	Fulfill the other responsibilities set out herein.

While the Audit Committee has the responsibilities and powers set forth in this Charter (the “Charter”), it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are presented in accordance with generally accepted accounting principles and that its disclosures are complete and accurate. These are the responsibilities of the Independent Auditor and management of the Company.

The Audit Committee members are not required to be professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the Independent Auditor, nor can the Audit Committee certify that the Independent Auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role where it oversees the relationship with the Independent Auditor, as set forth in this Charter, receives information and provides advice, counsel and general direction, as it deems appropriate, to management and the Independent Auditor, taking into account the information it receives, discussions with the

Independent Auditor, and the experience of the Committee’s members in business, financial and accounting matters.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Independent Auditor and internal auditors, as well as any other individual in the Company. The Independent Auditor is ultimately accountable to the Audit Committee and the Board.

II.	Audit Committee Composition and Meetings

The Audit Committee shall be composed of three or more directors, as determined by the Board. Audit Committee members shall

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(a) meet the independence standards specified in Section 121A of the American Stock Exchange (“Amex”) Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to any compliance grace periods permitted by Amex; and

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(b) be able to read and understand fundamental financial statements, and at least one member of the Committee shall be an Audit Committee Financial Expert, pursuant to Item 407(d) of Regulation S-K, as determined by the Board.

Audit Committee members shall be appointed by the Board; members shall serve until their successors shall be duly elected and qualified. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

Meetings of the Audit Committee shall be held at such times and places as the Audit Committee shall determine, including by written consent, on a quarterly basis. When necessary, the Audit Committee shall meet in executive session outside of the presence of any officer of the Company. The Chair of the Audit Committee shall report on activities of the Audit Committee to the full Board. In fulfilling its responsibilities the Audit Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

The Audit Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III.	Audit Committee Responsibilities and Duties

The Audit Committee:

1.
Is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company, including the Independent Auditor (including the resolution of disagreements between management and the Independent Auditor regarding financial reporting). The Independent Auditor and any other registered public accounting firm engaged by the Company shall report directly to the Audit Committee and have ultimate accountability to the Audit Committee.

2.
Reviews periodically with management, the Independent Auditor and the internal audit function (a) the adequacy of the Company’s internal control over and objectivity of its financial reporting (including any significant deficiencies and significant changes in internal controls reported to the Committee by the Independent Auditor or management); (b) the Company’s internal audit procedures; and (c) the adequacy and effectiveness of the Company’s disclosures controls and procedures and management reports thereon.

3.
Reviews and discusses with the Independent Auditor on a timely basis (a) all critical accounting policies and practices used by the Company, (b) alternative accounting treatments within generally accepted auditing standards in the United States (“GAAP”) related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the Independent Auditor and (c) other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences.

4.
Reviews and discusses with the Independent Auditor on a timely basis the Independent Auditor’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles, financial reporting processes, both internal and external, and such further matters as the Independent Auditor presents the Audit Committee under generally accepted auditing standards.

5.
Discusses policies with respect to risk assessment and risk management, significant risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor and control such exposures, and reviews the Company’s use of derivative instruments, the purpose and risks of such use and its impact on the financial statements.

6.
Discusses with the Company’s management and the Independent Auditor quarterly earnings press releases, including the interim financial information and other disclosures included therein, reviews the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, if deemed appropriate, recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year.

7.
Obtains from the Independent Auditor on an annual basis a written statement concerning any relationships between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the Independent Auditor, consistent with the Independence Standards Board Standard 1. The Committee shall review and discuss with the Independent Auditor this written statement and, based on such review, assess the independence of the Independent Auditor.

8.
Establishes policies and procedures for the review and pre-approval of all auditing services, internal control related services and all non-audit services provided by the Independent Auditor as and to the extent required by the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. Approval may be made by one or more members of the Committee, as designated by the Committee and/or its Chair. The designated member(s) shall report all approved non-audit services to the Committee at the next scheduled meeting.

9.	Reviews the scope and significant findings of the audits performed by the Independent Auditor and meets with management and the internal finance department regarding these matters.

10.	Reviews the Independent Auditor’s audit plan for the current year. Discusses scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

11.
Obtains and reviews annually a report by the Independent Auditor describing the Independent Auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

12.
Reviews annually with the Independent Auditor matters required to be discussed by Statement on Auditing Statements No. 61, as it may be modified or supplemented, or other professional standards, relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

13.
Approves clear guidelines for the engagement or hiring by the Company of any individual either currently employed by the Independent Auditor or employed by the Independent Auditor at any time within the one year period preceding the proposed hire date.

14.
Reviews the Company’s financing plans, the adequacy and sufficiency of the Company’s financial and accounting controls, practices and procedures, the activities and recommendations of the Independent Auditor and the Company’s reporting policies and practices and reports recommendations to the Company’s full Board for approval.

15.	Annually evaluates the internal audit function and reviews the appointment, compensation and replacement of the chief internal auditor (or the outside firm filling such role).

16.	Reviews the overall scope and plans for the internal audit, including the adequacy of resources and staffing and any co-source arrangements and provider.

17.	Reviews key findings and results of internal audit activities and significant reports prepared by the internal auditors together with management’s response and follow-up to these reports.

18.	Reviews significant internal audit matters with representatives of the internal audit function, without the presence of other management.

19.	Assesses the significance or materiality of internal audit issues.

20.
Establishes and reviews annually the procedures for: (i) the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.
On behalf of the Board, on an annual basis, reviews with the Company’s general counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and any material reports or inquiries received from regulators or governmental agencies.

22.	After the Company’s Common Stock is publicly traded, prepares the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

23.	Reviews and reassesses the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

24.	Reviews with both management and the Independent Auditor all related party transactions or dealings with parties related to the Company.

25.
Reviews and approves all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

26.
Reviews the requirements of Article Sixth (or any successor article thereto) of the Company’s Amended and Restated Certificate of Incorporation (“Article Sixth”) at each quarterly meeting of the Audit Committee to determine compliance by the Company with the requirements thereof, and reviews the terms of all agreements (the “IPO Agreements”) between the Company and any of its officers or directors included as exhibits to the Registration Statement on Form S-1 (File No. 333-138832) filed by the Company with the SEC to register the Company’s initial public offering at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance with such agreement. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify the noncompliance or otherwise cause compliance with the requirements of Article Sixth or the terms and provisions of each IPO Agreement.

27.	Advises the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Code of Conduct and Ethics.

28.	Performs any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

29.
When appropriate, designates one or more members to perform certain of the Committee’s duties on its behalf, subject to such reporting to or ratification by the Audit Committee as the Audit Committee shall direct.

IV.	Funding

The Audit Committee shall have the authority to retain independent legal counsel and independent accountants and other advisors as it deems necessary and appropriate to carry out its duties and responsibilities hereunder. The Company shall provide appropriate funding, as determined by the Audit Committee, for (i) payment of compensation to the Independent Auditor employed by the Company to render or issue an audit report or to perform other audit, review or attest services of the Company and the advisors referred to in the immediately preceding sentence employed by the Audit Committee and (ii) payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.